EXHIBIT 5.1

September 15, 2003

The Board of Directors
F5 Networks, Inc.
401 Elliott Avenue West
Seattle, WA 98119

Ladies and Gentlemen:

        This opinion is furnished to F5 Networks, Inc., a Washington corporation (the "Company") in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement"), as may be amended pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed offer and sale from time to time pursuant to Rule 415 under the Securities Act of $125,000,000 aggregate principal amount of (i) the Company's debt securities (the "Debt Securities"), (ii) shares of the Company's preferred stock (the "Preferred Stock"), (iii) shares of the Company's common stock (the "Common Stock"), (iv) fractional interests in the Common Stock and Preferred Stock represented by depositary shares (the "Depositary Shares"), (v) warrants to purchase the Company's Debt Securities, Preferred Stock, Common Stock or Depositary Shares (the "Warrants"); and (vi) equity units, which are comprised of Debt Securities, Preferred Stock, Common Stock, Depositary Shares and Warrants, in any combination, (the "Equity Units"). The Debt Securities, Preferred Stock, Common Stock, Depositary Shares, Warrants and Equity Units are hereinafter referred to as the "Securities."

        We have reviewed, among other things, the Company's Articles of Incorporation and Bylaws, each as amended, the records of corporate proceedings and other actions taken or proposed to be taken by the Company in connection with the authorization, issuance and sale of the Securities. We have made such other factual inquiries as we deemed necessary to render this opinion.

        Based upon the foregoing and in reliance thereon, it is our opinion that, (a) the Debt Securities, Depositary Shares, Warrants and Equity Units, when sold and after receipt of payment therefore as contemplated in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization, arrangement, moratorium and other laws of general applicability relating to or affecting creditors' rights, and to general principles of equity, whether such enforceability is considered in a proceeding in equity or at law, and (b) the Common Stock and Preferred Stock, when sold and after receipt of payment therefore as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

        We express no opinion herein as to the laws of any state or jurisdiction other than the state of Washington and the federal laws of the United States.

The Board of Directors
September 15, 2003

        We hereby authorize and consent to the use of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement and any amendments thereto.

                                                                                            Very truly yours,

                                                                                            /s/ Heller Ehrman White & McAuliffe LLP